EXHIBIT 15.  LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION



To the Board of Directors and Stockholders
  of Optical Coating Laboratory, Inc.
Santa Rosa, California

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended April 30, 1997 and 1996 as indicated in our report (which report makes reference to the report of other accountants), dated May 21, 1997. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended January 31, 1997, is incorporated by reference in Registration Statements No. 33-41050, No. 33-26271, No. 33-12276, No. 33-48808, No. 33-65132, and No. 33-60891 on
Forms S-8, Registration Statement No. 33-61177 and No. 33-65319 on
Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

F:\DOC\0209\02094101.DOC, 6/12/97, 3:55 PM


San Jose, California
June 13, 1997